SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-13940
                                                -------

                          Central Sprinkler Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     451 North Cannon Avenue, Landsdale, Pennslyvania 19446, (215) 393-0223
     ----------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $.01 par value
                          ----------------------------
            (Title of each class of securities covered by this Form)


                                      None
             ------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule   12g-4(a)(1)(i)  [x]       Rule   12h-3(b)(1)(ii)  [ ]
             Rule   12g-4(a)(1)(ii) [ ]       Rule   12h-3(b)(2)(i)   [ ]
             Rule   12g-4(a)(2)(i)  [ ]       Rule   12h-3(b)(2)(ii)  [ ]
             Rule   12g-4(a)(2)(ii) [ ]       Rule   15d-6            [ ]
             Rule   12h-3(b)(1)(i)  [x]


Approximate number of holders of record as of the certification or notice date:

Description of Security                                       Number of Holders
-----------------------                                       -----------------
Common Stock, without par value                                      1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Central Sprinkler Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 30, 1999                          CENTRAL SPRINKLER CORPORATION


                                               By:   /s/ Mathias Barton
                                                     ---------------------------
                                               Name:  Mathias Barton
                                               Title: Senior Vice President &
                                                      Chief Financial Officer